EXHIBIT 32

CERTIFICATION

Solely for the purpose of complying with 18 U.S.C. § 1350, each of the undersigned hereby certifies in his capacity as an officer of Spartan Stores, Inc. (the "Company") that the Annual Report of the Company on Form 10-K for the year ended March 25, 2006 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in such report fairly presents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.

/s/ Craig C. Sturken
Craig C. Sturken Chairman, President and Chief Executive Officer

/s/ David M. Staples
David M. Staples Executive Vice President and Chief Financial Officer